UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2009

Anasazi Capital Corp.
(Exact name of Registrant as Specified in its Charter)

Florida	0-52202	20-5223382
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

513 Vintage Way
Brandon, Florida 33511
(Address of Principal Executive Offices including Zip Code)

(813) 765-1966
(Registrant’s Telephone Number, including Area Code)

_________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or By-laws; Changes in Fiscal Year.

General

Anasazi Capital Corp., a Florida corporation (the “Company”, “we”, “our” or “us”), has amended and restated its Articles of Incorporation (the “Articles”) and Bylaws (the “Bylaws”) to expand the size of the Board of Directors up to seven (7) members, (ii) include in authorized capital 10 million shares of Preferred Stock, par value $.001 per share, in addition to the 100 million shares of Common Stock, par value $.001 per share, which was previously the Company’s sole class of capital stock, (iii) permit actions by shareholders without a meeting, (iv) provide indemnification to any director, officer, employee or agent of the Company and (v) elect not to be governed by Sections 607.0901 and 607.0902 of the Florida Business Corporation Act, as amended.

Anti-Takeover Effects of Our Articles of Incorporation, Our Bylaws and Florida Law

Authorized but unissued shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer or merger, or otherwise.

Shareholder action; advance notification of shareholder nominations and proposals

Our articles of incorporation and bylaws provide that any action required or permitted to be taken by our shareholders will have to be effected at a duly called annual or special meeting of shareholders and may be effected by a consent in writing. Our articles of incorporation also require that special meetings of shareholders be called only by our board of directors, our Chairman, our Chief Executive Officer or our President.

Number, election and removal of the board of directors

Our articles of incorporation authorize a board of directors consisting of at least one, but no more than seven, members, with the number of directors to be fixed from time to time by our board of directors.  At each annual meeting of shareholders, directors will be elected for a one-year term to succeed the directors whose terms are then expiring. As a result, our board of directors will be elected each year.  Between shareholder meetings, directors may be removed by our shareholders only for cause, and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees.

Florida Anti-Takeover Law

We are not subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of thresholds equaling 20%, 33% and more than 50% of a corporation's voting power will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders, and (ii) the Florida Fair Price Act, which generally requires approval by disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder of more than 10% of the outstanding shares of the corporation (or its affiliates).

The foregoing description of the amendment and restatement of the Articles and Bylaws is only a summary, does not purport to be complete and is qualified in its entirety by reference to the amendment and restatement of the Articles and Bylaws, which are attached as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

Effective on November 20, 2009, the Company affected a four-for-one forward split of its outstanding common stock.  All shareholders of record of the Company as of November 20, 2009, will receive four shares of the Company’s common stock for every one share owned at the close of business on November 20, 2009.  The additional shares will be mailed directly by the Company to the Company’s sole shareholder.  Other than the forward split of the shares of the Company’s common stock described above and the change in the par value from no par value to $.001 per share, as set forth in the amended and restated Articles, there were no changes to the Company’s common stock or the number of shares authorized for issuance.

Item 9.01 Exhibits.

The following Exhibits are filed herein:

Exhibits

Exhibit 3.1	Articles of Incorporation of the Company, as amended and restated
Exhibit 3.2	Bylaws of the Company, as amended and restated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANASAZI CAPITAL CORP (Registrant)

Dated: November 20, 2009	By:	/s/ Joel H. Edelson
Joel H. Edelson
President and Chief Executive Officer

  Index to Exhibits

  Anasazi Capital Corp.

Exhibit 3.1	Articles of Incorporation of the Company, as amended and restated
Exhibit 3.2	Bylaws of the Company, as amended and restated